EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY REPORTS ITS SECOND QUARTER RESULTS

New York, N.Y., August 27, 2013 - Tiffany & Co. (NYSE: TIF) today reported an increase in net earnings in its second quarter ended July 31, 2013 reflecting sales growth and an improved operating margin. As a result of better-than-expected earnings in the quarter, management increased its full year forecast.

In the three months (“second quarter”) ended July 31, 2013:

▪
Worldwide net sales rose 4% to $926 million. On a constant-exchange-rate basis that excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures” schedule), worldwide net sales rose 8%, and comparable store sales rose 5% due to growth in most regions.

▪	Net earnings increased 16% to $107 million, or $0.83 per diluted share, compared with $92 million and $0.72 per diluted share in the prior year.

In the six months (“first half”) ended July 31, 2013:

▪	Worldwide net sales increased 7% to $1.8 billion. On a constant-exchange-rate basis, sales rose 10% with comparable store sales increasing 7%.

▪
Net earnings rose 10% to $190 million, or $1.48 per diluted share, from $173 million, or $1.36 per diluted share, in the prior year. Expenses of $9 million, or $0.05 per diluted share, had been recorded in this year's first quarter for staff and occupancy reductions; excluding those costs, net earnings in the first half rose 13% to $196 million, or $1.53 per diluted share (see “Non-GAAP Measures” schedule).

Michael J. Kowalski, chairman and chief executive officer, said, “Total sales growth met our objective due to solid performance in most regions, and with particular strength in our statement and fine jewelry product categories. We were pleased with the results of our efforts to improve gross margin which, combined with well-controlled expenses, yielded a solid increase in operating margin.”

Net sales highlights were as follows:

▪
In the Americas region, total sales increased 2% to $444 million in the second quarter and 4% to $852 million in the first half. On a constant-exchange-rate basis, total sales also rose 2% and 4% in the respective periods; comparable store sales were unchanged in the quarter and rose 1% in the half, led by growth in Tiffany's New York flagship store sales.

▪
Total sales in the Asia-Pacific region rose 20% to $208 million in the second quarter and 17% to $432 million in the first half. On a constant-exchange-rate basis, total sales also rose 20% and 17%, and comparable store sales increased 13% and 11% in the respective periods, led by especially strong sales growth in Greater China.

▪
Business in Japan continued to be strong in the second quarter. The negative translation effect from a substantially weaker yen caused total sales to decline 14% to $136 million in the second quarter and 7% to $281 million in the first half. However, on a constant-exchange-rate basis, total sales increased 7% in the second quarter and 14% in the first half, due to comparable store sales growth of 8% and 14% with strong growth in engagement and higher-end jewelry categories.

▪
Total sales in Europe rose 11% to $111 million in the second quarter and 9% to $204 million in the first half. On a constant-exchange-rate basis, total sales rose 10% and 9% in the respective periods and comparable store sales rose 7% and 6% due to sales growth in the United Kingdom and most of continental Europe.

▪
Other sales increased 33% to $26 million in the second quarter and 87% to $53 million in the first half, primarily reflecting the conversion in July 2012 of five TIFFANY & CO. stores in the United Arab Emirates from independently-operated to Company-operated.

▪
Tiffany opened three stores in the second quarter: in Hong Kong, in Verona, Italy and in Villahermosa, Mexico, and closed one in Tokyo, Japan. At July 31, 2013, the Company operated 277 stores (116 in the Americas, 67 in Asia-Pacific, 54 in Japan, 35 in Europe and five in the U.A.E.), versus 260 stores (106 in the Americas, 61 in Asia-Pacific, 55 in Japan and 33 in Europe and five in the U.A.E.) a year ago.

Other financial highlights:

▪
Gross margin (gross profit as a percentage of net sales) increased to 57.5% in the second quarter from 56.3% a year ago, and gross margin was unchanged at 56.8% in the first half. During the second quarter and first half, gross margin increasingly benefitted from diminishing product cost pressure and price increases taken earlier in the year. A shift in sales mix toward higher-priced, lower gross margin products continued to impact gross margin.

▪
SG&A (selling, general and administrative) expenses increased 3% in the second quarter and 6% in the first half. The growth in both periods was due to store-related costs and higher marketing spending, but was partly mitigated by the translation effect from a stronger U.S. dollar. In addition, $9 million of expenses had been recorded in the first quarter tied to specific cost reduction initiatives related to staffing reductions, as well as subleasing of office space (see “Non-GAAP Measures” schedule).

▪	Other expenses, net of $15 million in the second quarter were up from $14 million last year, and were $27 million in the first half versus $25 million last year.

▪	Effective income tax rates were 34.2% in the second quarter and 34.5% in the first half, compared with 34.6% and 34.5% in last year's respective periods.

▪
Cash and cash equivalents were $490 million at July 31, 2013, versus $366 million a year ago. Total short-term and long-term debt of $964 million at July 31, 2013 represented 35% of stockholders' equity, compared with $940 million and 39% a year ago.

▪
Net inventories of $2.3 billion at July 31, 2013, were 4% higher than a year ago. Finished goods inventories rose to support new stores and expanded product assortments, while combined raw material and work-in-process inventories declined slightly from last year. Net inventories rose 7% on a constant-exchange-rate basis.

Mr. Kowalski added, “We are pleased to have achieved healthy earnings growth in the first half of the year. Looking forward, we are equally excited about the initiatives we are pursuing in product development, marketing communications and store expansion, all intended to further enhance Tiffany's strong brand position and take fuller advantage of its long-term growth opportunities in the global luxury market.”

Outlook for 2013:
For the fiscal year ending January 31, 2014, management now forecasts net earnings in a range of $3.50-$3.60 per diluted share, compared with $3.43-$3.53 per diluted share in its previous outlook and $3.25 per diluted share in 2012. This forecast is based on the following assumptions, which are approximate and may or may not prove valid:

a)	Worldwide net sales increasing by a mid-single-digit percentage in U.S dollars (a high-single-digit percentage increase on a constant-exchange-rate basis).

b)	Adding a net of 14 Company-operated stores (opening six in the Americas, seven in Asia-Pacific and three in Europe, and closing one each in Asia-Pacific and Japan).

c)
Operating earnings increasing at a higher rate than sales growth. This assumes gross margin at least equal to the prior year (the benefits from favorable product costs and price increases being offset by sales mix skewed toward higher-priced, lower margin product categories), and an improvement in the SG&A expense ratio due to sales leverage on fixed costs.

d)	Interest and other expenses, net of $58 million.

e)	An effective income tax rate of 35%.

f)	This forecast excludes $0.05 per diluted share of expenses tied to specific cost-reduction initiatives that were recorded in the first quarter.

g)
Net inventories increasing 5%; capital expenditures of $230 million (versus $220 million in 2012); and free cash flow (cash flow from operating activities less capital expenditures) of $300 million (versus $109 million in 2012).

Today's Conference Call:
The Company will conduct a conference call today at 8:30 a.m. (Eastern Time) to review actual results and the outlook. Please click on http://investor.tiffany.com (“Events and Presentations”).

Next Scheduled Announcement:
The Company expects to report third quarter financial results on Tuesday November 26, 2013. To receive notification of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY

& CO. retail stores in the Americas, Asia-Pacific, Japan, Europe and the United Arab Emirates, and also engages in direct selling through Internet, catalog and business gift operations. For more information, visit www.tiffany.com or call the shareholder information line at 800-TIF-0110.

This document contains certain “forward-looking” statements concerning the Company's objectives and expectations with respect to sales, products, store openings and closings, operating margin, interest and other expenses, the effective income tax rate, net earnings, inventories, growth opportunities, capital expenditures and free cash flow. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company's Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.
# # #

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)

NON-GAAP MEASURES

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results.
Net Sales

The Company's reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Second Quarter 2013 vs. 2012			First Half 2013 vs. 2012
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	4%	(4)%	8%	7%	(3)%	10%
Americas	2%	—	2%	4%	—	4%
Asia-Pacific	20%	—	20%	17%	—	17%
Japan	(14)%	(21)%	7%	(7)%	(21)%	14%
Europe	11%	1%	10%	9%	—	9%
Comparable Store Sales:
Worldwide	1%	(4)%	5%	3%	(4)%	7%
Americas	—	—	—	1%	—	1%
Asia-Pacific	13%	—	13%	11%	—	11%
Japan	(13)%	(21)%	8%	(6)%	(20)%	14%
Europe	8%	1%	7%	6%	—	6%

Net Earnings

The accompanying press release presents net earnings and highlights expenses tied to specific cost reduction initiatives in the text. Management believes excluding such specific items presents the Company's quarter-to-date results on a more comparable basis to the corresponding period in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company at July 31, 2013. The following table reconciles GAAP net earnings and net earnings per diluted share (“EPS”) to non-GAAP net earnings and net earnings per diluted share, as adjusted:

	Six Months Ended July 31, 2013
(in thousands, except per share amounts)	$ (after tax)	Diluted EPS
Net earnings, as reported	$190,358	$1.48
Cost reduction initiatives [a]	5,785	0.05
Net earnings, as adjusted	$196,143	$1.53

a On a pre-tax basis, includes charges of $9,379,000 within SG&A for the first half of 2013 associated with severance related to staffing reductions and subleasing of certain office space for which only a portion of the Company's future rent obligations will be recovered.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2013	2012	2013	2012
Net sales	$925,884	$886,569	$1,821,368	$1,705,739

Cost of sales	393,755	387,407	786,015	737,559

Gross profit	532,129	499,162	1,035,353	968,180

Selling, general and administrative expenses	355,243	344,582	717,309	678,615

Earnings from operations	176,886	154,580	318,044	289,565

Interest and other expenses, net	14,694	14,250	27,406	24,804

Earnings from operations before income taxes	162,192	140,330	290,638	264,761

Provision for income taxes	55,411	48,529	100,280	91,426

Net earnings	$106,781	$91,801	$190,358	$173,335

Net earnings per share:

Basic	$0.84	$0.72	$1.49	$1.37
Diluted	$0.83	$0.72	$1.48	$1.36

Weighted-average number of common shares:

Basic	127,826	126,631	127,572	126,677
Diluted	128,771	127,663	128,606	127,920

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	July 31, 2013	January 31, 2013	July 31, 2012
ASSETS

Current assets:
Cash and cash equivalents	$489,664	$504,838	$366,080
Accounts receivable, net	161,746	173,998	171,463
Inventories, net	2,328,510	2,234,334	2,230,474
Deferred income taxes	77,948	79,508	105,212
Prepaid expenses and other current assets	182,049	158,911	131,485

Total current assets	3,239,917	3,151,589	3,004,714

Property, plant and equipment, net	814,593	818,838	777,387
Other assets, net	677,208	660,423	542,645

	$4,731,718	$4,630,850	$4,324,746

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$207,412	$194,034	$155,137
Accounts payable and accrued liabilities	276,810	295,424	259,608
Income taxes payable	36,731	30,487	26,901
Merchandise and other customer credits	67,921	66,647	63,112

Total current liabilities	588,874	586,592	504,758

Long-term debt	756,807	765,238	784,409
Pension/postretirement benefit obligations	342,361	361,246	316,319
Other long-term liabilities	221,692	209,732	198,176
Deferred gains on sale-leasebacks	86,688	96,724	112,285
Stockholders’ equity	2,735,296	2,611,318	2,408,799

	$4,731,718	$4,630,850	$4,324,746